The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, Amendment No. 1 dated August 5, 2011 to Preliminary Pricing Supplement dated August 1, 2011

PROSPECTUS dated December 23, 2008	Pricing Supplement No. 913 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated August , 2011
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
____________________

Currency-Linked Participation Securities due February 19, 2013
Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar
Australian dollar + Indonesian rupiah + Malaysian ringgit + South Korean won

Unlike ordinary debt securities, the Currency-Linked Participation Securities due February 19, 2013, Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar, which we refer to as the securities, do not pay interest and provide for a minimum payment at maturity of only 6% of the stated principal amount.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash equal to the base redemption amount of $1,060 plus or minus an amount based on whether an equally-weighted basket of four currencies as a whole strengthens or weakens relative to the U.S. dollar, as determined on the valuation date.  Under no circumstances will the payment due at maturity be less than $60 per security.  The basket is composed of the Australian dollar (“AUD”), Indonesian rupiah (“IDR”), the Malaysian ringgit (“MYR”) and the South Korean won (“KRW”), each of which we refer to as a basket currency and collectively as the basket currencies.  At maturity, if the basket has appreciated or has depreciated but the basket performance is greater than –6%, investors will receive an amount greater than the stated principal amount of their investment.  If, however, at maturity, the basket has depreciated and the basket performance is equal to or less than –6%, the payment at maturity will be equal to or less, and possibly significantly less, than the $1,000 stated principal amount, subject to the minimum payment.  Investors may lose up to 94% of the stated principal amount of the securities. The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

•	The stated principal amount and issue price of each security is $1,000. We will not pay interest on the securities.

•
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount equal to $1,060 plus ($1,000 x the basket performance), subject to the minimum payment. The basket performance may be positive or negative.

•
The basket performance will equal the sum of the currency performance values of each of the basket currency.  The currency performance value of each basket currency equals the currency performance of each basket currency, as determined on February 13, 2013, which we refer to as the valuation date, multiplied by a weighting 25%.

º	With respect to AUD, the currency performance for such basket currency will be equal to: 1 – (initial exchange rate / final exchange rate).

º	With respect to IDR, MYR and KRW, the currency performance for such basket currency will be equal to: 1 – (final exchange rate / initial exchange rate).

➢	The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the pricing date.

➢	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.

º
The currency performance formula effectively limits the contribution of each basket currency to 100% but does not limit the downside. Accordingly, the maximum payment per security at maturity will not be greater than $2,060.

º
The currency performance formula is expressed differently for AUD as compared to IDR, MYR and KRW because the exchange rates are also expressed differently.  The exchange rate for AUD is the rate of conversion of USD into one AUD while the exchange rate for the other basket currencies is the rate of conversion of units of such basket currency into one USD.

•	Investing in the securities is not equivalent to investing in the basket currencies.

•	The securities will not be listed on any securities exchange.

•	The CUSIP number for the securities is 617482SC9 and the ISIN number for the securities is US617482SC95.

You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
_________________________

PRICE 100% PER SECURITY
_________________________

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per securities	100%	%	%
Total	$	$	$
(1)
J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of      % for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of        % of the stated principal amount per security, and the placement agent will forgo any fees with respect to such sales.

(2)	Please see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this preliminary pricing supplement for information about fees and commissions.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY	JPMorgan Placement Agent

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The Agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement, the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)      an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)      an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)      a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)      otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the performance of an equally-weighted basket of four currencies composed of the Australian dollar, Indonesian rupiah, the Malaysian ringgit and the South Korean won relative to the U.S. dollar.

Each security costs $1,000
We, Morgan Stanley, are offering Currency-Linked Participation Securities due February 19, 2013, Based on the Performance of a Basket Composed of Four Currencies Relative to the U.S. Dollar, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not pay interest and do not guarantee 100% of your principal
Unlike ordinary debt securities, the securities do not pay interest and provide for a minimum payment at maturity of only 6% of the stated principal amount.  At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount equal to $1,060 plus ($1,000 x the basket performance), subject to the minimum payment. The basket performance may be positive or negative. Under no circumstances will the payment due at maturity be less than $60 per security, subject to the credit risk of the issuer.  The basket performance is the sum of the currency performance values for each of the basket currencies (as described below).

The basket
The securities provide investors with exposure to an equally-weighted basket of four currencies.  At maturity, if the basket performance is greater than –6%, investors will receive an amount greater than the stated principal amount of their investment.  If, however, at maturity, the basket has depreciated and the basket performance is equal to or less than –6%, the payment at maturity will be equal to or less, and possibly significantly less, than the $1,000 stated principal amount, subject to the minimum payment.  Investors may lose up to 94% of the stated principal amount of the securities.

The following table sets forth the basket currencies and the initial exchange rate, the Reuters page and the weighting for each basket currency.

Basket Currency	Initial Exchange Rate	Reuters Page	Weighting
Australian dollar (“AUD”)		WMRSPOT12	25%
Indonesian rupiah (“IDR”)		ABSIRFIX01	25%
Malaysian ringgit (“MYR”)		ABSIRFIX01	25%
South Korean won (“KRW”)		KFTC18	25%

Payment at maturity based on the basket performance	At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash equal to:
	●	the base redemption amount + ($1,000 x the basket performance), subject to the minimum payment where,
base redemption amount	=	$1,060

and

basket performance	=	the sum of the currency performance values of each basket currency and where,

currency performance value	=	currency performance x weighting

currency performance	=	with respect to AUD: 1 – (initial exchange rate / final exchange rate) with respect to IDR, MYR and KRW: 1 – (final exchange rate/ initial exchange rate)

initial exchange rate	=	the exchange rate for such basket currency on the pricing date.

final exchange rate	=
exchange rate for such basket currency on February 13, 2013, which we refer to as the valuation date.  The scheduled valuation date may be adjusted in the event such day is not a currency business day.  See “Description of Securities—Valuation Date.”

exchange rate	=
with respect to AUD:
the rate of conversion of U.S. dollars into one unit of the Australian dollar currency; and

with respect to IDR, MYR and KRW:
is expressed as the rate for conversion of units of such basket currency into one U.S. dollars; and

in each case, as determined by reference to the applicable Reuters Page.

Due to the formula used to calculate the currency performance, the maximum payment per security at maturity will not be greater than $2,060.

The basket performance is the sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  For additional information on this risk, see “Description of Securities—Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.”

On PS-9, we have provided a graph titled “Currency Linked Participation Securities Payoff Diagram,” which illustrates the performance of the securities at maturity assuming a range of hypothetical basket performances.  The graph does not show every situation that may occur.

You can review a table of the historical exchange rates relative to the U.S. dollar and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2006 through August 4, 2011, and a graph of the historical performance of the basket for the same period (assuming that each of the basket currencies is equally weighted in the basket) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of the basket currencies or of the basket as a whole relative to the U.S. dollar, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performances.

Investing in the securities is not equivalent to investing in the basket currencies.

The securities provide for a minimum payment at maturity of only $60 per security	At maturity, the minimum payment is only $60 per security, subject to the credit risk of the issuer. Accordingly, you could lose up to 94% of your initial investment in the securities

The appreciation potential of the securities is limited by the formula for currency performance
Due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100%, and consequently, the maximum payment per security at maturity will be the base redemption amount of $1,060 plus $1,000.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Morgan Stanley Capital Services Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Services Inc., which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.), the trustee for our senior securities.  As calculation agent, MSCS will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-29.

Where you can find more information on the securities
The securities are senior securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Securities” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in currency-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HOW DO CURRENCY EXCHANGE RATES WORK?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The Australian dollar

The exchange rate for AUD is expressed as the number of units of U.S. dollar per one Australian dollar.  As a result, an increase in the exchange rate for the Australian dollar means that this currency has appreciated/strengthened relative to the U.S. dollar.  This means that it takes more units of the U.S. dollar to purchase one (1) AUD on the valuation date than it did on the pricing date.  An exchange rate of 1.50 reflects a strengthening of the AUD, relative to the USD, as compared to an exchange rate of 1.10.  The currency performance for AUD, which is used to calculate the payment at maturity, is expressed as 1 – (initial exchange rate / final exchange rate).

➢        In this example, the Australian dollar strengthens from the initial exchange rate of 1.10 to the final exchange rate of 1.2222, resulting in the currency performance of 1 – (1.10/1.2222) = approximately 10%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
1.10	1.2222

Conversely, a decrease in the exchange rate for AUD means that this currency has depreciated/weakened relative to the U.S. dollar.  This means that it takes fewer units of the U.S. dollar to purchase one (1) AUD on the valuation date than it did on the pricing date.

➢        In this example, the Australian dollar weakens from the initial exchange rate of 1.10 to the final exchange rate of 0.7333, resulting in the currency performance of 1 – (1.10/0.7333) = approximately –50%.

Initial Exchange Rate (# USD / 1 AUD)	Final Exchange Rate (# USD / 1 AUD)
1.10	0.7333

Indonesian rupiah, Malaysian ringgit and South Korean won

The manner of expressing the exchange rate for each of IDR, MYR and KRW differs from AUD as for these currencies, the exchange rate is expressed as the number of units of the relevant currency per one U.S. dollar.  As a result, a decrease in the exchange rate for one of these currencies means that the relevant basket currency has appreciated/strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  Because the exchange rate for IDR, MYR and KRW is expressed differently than AUD, the currency performance for IDR, MYR and KRW is expressed as 1 – (final exchange rate / initial exchange rate).

➢        In this example, the Indonesian rupiah strengthens from the initial exchange rate of 8,500 to the final exchange rate of 7,650, resulting in the currency performance of 1 – (7,650/8,500) = 10%.

Initial Exchange Rate (# IDR / 1 USD)	Final Exchange Rate (# IDR / 1 USD)
8,500	7,650

➢        In this example, the Indonesian rupiah strengthens to the fullest extent possible from the initial exchange rate of 8,500 to the final exchange rate of 0.850 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.850/8,500) = approximately 99.99%.

Initial Exchange Rate (# IDR / 1 USD)	Final Exchange Rate (# IDR / 1 USD)
8,500	0.850

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each basket currency will be no greater than 100%. However, any possible decline in the basket currencies is not so limited as shown in the example below.

Conversely, an increase in the exchange rate for IDR, MYR, KRW means that the relevant basket currency has depreciated/weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.

➢        In this example, the Indonesian rupiah weakens from the initial exchange rate of 8,500 to the final exchange rate of 12,750, resulting in the currency performance of 1 – (12,750/8,500) = –50%.

Initial Exchange Rate (# IDR / 1 USD)	Final Exchange Rate (# IDR / 1 USD)
8,500	12,750

➢        In this example, the Indonesian rupiah is severely devalued and weakens from the initial exchange rate of 8,500 to the final exchange rate of 68,000, resulting in the currency performance of 1 – (68,000/8,500) = –700%.

Initial Exchange Rate (# IDR / 1 USD)	Final Exchange Rate (# IDR / 1 USD)
8,500	68,000

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the fourth basket currency so that the basket performance is negative and you only receive the minimum payment at maturity.

Actual exchange rates on the pricing date and the valuation date will vary from those used in the examples above.

CURRENCY-LINKED PARTICIPATION SECURITIES PAYOFF DIAGRAM

The payoff diagram below illustrates the payout on the securities at maturity for a range of hypothetical basket performances and illustrates the effect of the base redemption amount of $1,060.  If the basket performance is less than –6% due to declines in the basket currencies relative to the U.S. dollar, investors will lose money on their investment in the securities. See “Risk Factors—The securities are subject to currency exchange risk.” and “—Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.”

The graph is based on the following terms:

•	Stated Principal Amount per security:	$1,000

•	Minimum Payment at Maturity:	$60

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

Below are two examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  The actual initial exchange rates and the participation rate will be determined on the pricing date and the final exchange rates will be determined on the valuation date.  All payments on the securities, including the minimum payment amount, are subject to the credit risk of Morgan Stanley.

The exchange rates for each of the basket currencies are expressed as, (1) with respect to AUD, the number of units of the U.S. dollar with respect to this basket currency and (2) with respect to IDR, MYR, KRW, the number of units of the applicable basket currency per U.S. dollar.

For AUD, an increase in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

For IDR, MYR, KRW, a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.

Example 1:  The basket has appreciated relative to the U.S. dollar and the basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
AUD	25%	1.1	1.222	10%
IDR	25%	8,500	7,650	10%
MYR	25%	2.95	2.655	10%
KRW	25%	1,050	945	10%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (Initial AUD exchange rate / Final AUD exchange rate)]  x  25%, plus

[1 – (Final IDR exchange rate / Initial IDR exchange rate)]  x  25%, plus

 [1 – (Final MYR exchange rate / Initial MYR exchange rate)]  x  25% plus

[1 – (Final KRW exchange rate / Initial KRW exchange rate)]  x  25%

So, using the hypothetical exchange rates above:

[1 – (1.1 / 1.222)] x 25% = 2.5%, plus
[1 – (7,650 / 8,500)] x 25% = 2.5%, plus
[1 – (2.655/ 2.95)] x 25% = 2.5%, plus
[1 – (945 / 1,050)] x 25% = 2.5%

Basket performance	=	10%
Payment at maturity	=	base redemption amount + (1,000 x basket performance)
	=	$1,060 +($1,000 x 10% )
	=	$1,160

The payment at maturity per security will be the base redemption amount of $1,060 plus $100.

Example 2:  The basket performance is less than -6%.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
AUD	25%	1.1	0.1375	–700%
IDR	25%	8,500	0.8500	99.999%
MYR	25%	2.95	0.0003	99.999%
KRW	25%	1,050	0.1050	99.999%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) weighting

[1 – (1.1 / 0.1375)] x 25% = –175.00%, plus
[1 – (0.8500 / 8,500)] x 25% = approximately 25.00%, plus
[1 – (0.0003 / 2.95] x 25% = approximately 25.00%, plus
[1 – (0.1050 / 1,050)] x 25% = approximately 25.00%

Basket performance	=	–100%
Payment at maturity	=	base redemption amount + (1,000 x basket performance)
	=	$1,060 +($1,000 x –100% )
	=	$60

Because the basket performance is –100%,  the payment at maturity will equal the minimum payment of $60.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the securities as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, even though three of the four basket currencies have each achieved the maximum possible currency performance, the basket performance is negative because the severe devaluation of the fourth basket currency more than offsets the appreciation of the other three basket currencies and the investor receives only the minimum payment of $60 per security at maturity.

Please review the table of the historical exchange rates of each of the basket currencies against the U.S. dollar for each calendar quarter in the period from January 1, 2006 through August 4, 2011 and related graphs.  Please also review the graph of the historical performance of the equally-weighted basket for the same period in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return any principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest and provide for a minimum payment at maturity of only 6% of your principal.
The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and provide for a minimum payment at maturity of only 6%.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance.  Unless the basket performance is sufficiently greater than –6%, the overall return on your investment in the securities may be less than the return on a conventional debt security of comparable maturity issued by us.  If the basket performance is less than –6%, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the basket performance below –6%, subject to the minimum payment at maturity.  Accordingly, you could lose up to 94% of your initial investment and only receive the minimum payment of $60 per security.

The securities are subject to currency exchange risk	Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the securities.

The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.

Of particular importance to potential currency exchange risk are:

• existing and expected rates of inflation,

• existing and expected interest rate levels,

• the balance of payments, and

• the extent of governmental surpluses or deficits in the relevant foreign country and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.  Our affiliate, MS & Co., may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS

& Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include:

• the volatility (frequency and magnitude of changes in value) of the basket currencies relative to the U.S. dollar,

• interest and yield rates in the U.S. market and in the markets for each of the basket currencies,

•       geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates,

• the time remaining to the maturity of the securities, and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the basket currencies have weakened relative to the U.S. dollar or if interest rates rise.

Investing in the securities is not equivalent to investing directly in the basket currencies.
You may receive a lower payment at maturity than you would have received if you had invested directly in the basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

As three of the four basket currencies are emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations
As three of the four basket currencies are emerging markets currencies, there is an increased risk of significant adverse fluctuations in the performance of the underlying basket. Currencies of emerging economies are of less developed and less stable economies and are often subject to more frequent and larger central bank interventions than the currencies of developed countries.  Such currencies are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities.  For special risks related to each of the emerging market currencies, please see the following descriptions:

Indonesian rupiah

The exchange rate between the Indonesian rupiah and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Indonesia or elsewhere and by macroeconomic factors and speculative actions.  From 1977 to 1997, the Indonesian government maintained a managed floating exchange rate system under which the Indonesian rupiah was linked to a basket of currencies.  In 1997, the Indonesian rupiah depreciated significantly during the Asian currency crisis and the Indonesian government subsequently abandoned its trading band policy and permitted the Indonesian rupiah to float without an announced level at which the government would intervene. The Indonesian government continues to intervene in the foreign exchange market and to impose restrictions on certain foreign exchange transactions and dealings.  Factors that might affect the Indonesian government’s policy with respect to the Indonesian rupiah include the extent of Indonesia’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Indonesia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Indonesia may be subject.

Malaysian ringgit

The exchange rate between the Malaysian ringgit and the U.S. dollar is primarily affected by the supply and demand for the two currencies but is also heavily influenced by the actions of the central bank of Malaysia, Bank Negara Malaysia (“BNM”).  The Malaysian ringgit was heavily impacted by the Asian financial crisis of 1997-98.  In the wake of the market driven devaluation, the Malaysian government announced that it would peg the Malaysian ringgit to the U.S. dollar.  This peg remained in place until July 2005 when, following a similar announcement by the government of China related to the renminbi, the Malaysian government announced it was removing the peg and would allow the Malaysian ringgit to operate in a managed float.   The BNM monitors the exchange rate for the Malaysian ringgit against a basket of currencies.  The components of the basket are not disclosed.  Factors that might affect the Malaysian government’s policy with respect to the Malaysian ringgit include the extent of Malaysia’s foreign currency reserves, the monetary policy of neighboring regional powers such as China, the balance of payments, the extent of governmental surpluses and deficits, the size of Malaysia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Malaysia may be subject.

South Korean won

The exchange rate between the South Korean won and the U.S. dollar is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  In December 1997, the government eliminated the daily exchange rate band and the South Korean won now floats according to market forces.  During the Asian financial crisis of 1997, the South Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  While the South Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the South Korean won and the U.S. dollar.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or the U.S. dollar, or any other currency.

Therefore, any significant changes or governmental actions with respect to any of the basket currencies, the U.S. dollar or any other currency that result in a weakening of any of the basket currencies relative to the U.S. dollar may have a material effect on the value of the securities and the return on an investment in the securities.

Even though currencies trade around-the-clock, the securities will not
The Interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other
Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the basket currencies strengthens relative to the U.S. dollar, one or more of the other basket currencies may weaken relative the U.S. dollar or strengthen to a lesser extent. Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the basket currencies may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance will be no greater than 100% while there is no comparable limit on the negative performance of a basket currency.  Consequently, even if three of the basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe devaluation of the fourth basket currency, so that the you could lose a significant amount or all of your initial investment. For an explanation of this possibility and how the currency performance is calculated, see “How Do Currency Exchange Rates Work?” on PS-7 and “Hypothetical Payouts on the Securities at Maturity –– Example 2” on PS-11.

You can review a table of the historical exchange rates and related graphs of each of the basket currencies for each calendar quarter in the period from January 1, 2006 through August 4, 2011, and a graph of the historical performance of the basket for the period from January 1, 2006 to August 4, 2011 (assuming that each of the basket currencies is equally-weighted in the basket) in this pricing supplement under “Description of Securities—Historical Information” and “—Historical Graph.”  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of the other basket currencies relative to the U.S. dollar, based on historical performance.  In addition, there can be no assurance that the basket performance will be greater than –6% so that you will receive at maturity an amount in excess of the stated principal amount of the securities.  If the basket performance is less than –6%, you will receive at maturity an amount that is less, and potentially significantly less, than the amount of your original investment in the securities.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the securities.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.
As calculation agent, Morgan Stanley Capital Services Inc., which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.  Determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may affect the payout to you at maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the values of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could increase the values relative to the U.S. dollar that such basket currencies must attain on the valuation date before you would receive a payment at maturity that exceeds the $1,000 stated principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, we intend to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected, a U.S. Holder (as defined below under “United States Federal Taxation”) should not be required to recognize any taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.  Any gain or loss recognized by a U.S. Holder with respect to the securities should be treated as ordinary income or loss, unless an election to treat such gain or loss as capital gain or loss is available and validly made by the U.S. Holder.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in this pricing supplement.  For instance, the IRS could assert that the securities should be treated as one or more debt instruments, whereupon the timing and character of income might differ significantly.  The risk that buffered securities might be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not provide for the return of principal.  Alternatively, it is possible that a U.S. Holder may be required to “mark-to-market” the securities and recognize gain or loss at the close of each taxable year for which it holds the securities as if the securities were sold for their fair market value on the last day of such taxable year.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the section entitled “United States Federal Taxation” in this pricing supplement.  Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. In 2007, the IRS also issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency. While the securities are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the securities for U.S. Holders, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 stated principal amount of the Currency-Linked Participation Securities due February 19, 2013, Based on the Performance of a Basket of Four Currencies Relative to the U.S. Dollar.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date
August 12, 2011.  If such date is not a Currency Business Day with respect to any Basket Currency, the Pricing Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Original Issue Date (Settlement Date)	August 19, 2011

Maturity Date	February 19, 2013

Valuation Date
February 13, 2013.  If such date is not a Currency Business Day with respect to any Basket Currency, the Valuation Date with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Issue Price	$1,000 per Security (100%)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples of $1,000 thereafter

Minimum Purchase Amount	10 Securities ($10,000)

CUSIP Number	617482SC9

ISIN Number	US617482SC95

Interest Rate	None

Specified Currency	U.S. dollars

Basket	The following table sets forth the Basket Currencies and the Reuters Page, the Initial Exchange Rate and the Basket Weighting for each Basket Currency:

Basket Currency	Reuters Page	Initial Exchange Rate	Basket Weighting
Australian dollar	WMRSPOT12		25%
Indonesian rupiah	ABSIRFIX01		25%
Malaysian ringgit	ABSIRFIX01		25%
South Korean won	KFTC18		25%

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to the greater of:

(i)	the Base Redemption Amount plus ($1,000 multiplied by the Basket Performance) and

(ii)	the Minimum Payment at Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Base Redemption Amount	$1,060 per Security

Minimum Payment at Maturity	$60 per Security

Basket Performance	The Basket Performance will equal the sum of the Currency Performance Values of each Basket Currency.

Currency Performance Value	For each Basket Currency, (i) the Currency Performance of such Basket Currency as determined on the Valuation Date by the Calculation Agent multiplied by (ii) the Basket Weighting of .25.

Currency Performance
With respect to the Australian dollar, one minus a fraction, the numerator of which will be the Initial Exchange Rate of the Australian dollar and the denominator of which will be the Final Exchange Rate of Australian dollar. With respect to the Australian dollar, the Currency Performance is described by the following formula and will be determined by the Calculation Agent on the Valuation Date:

1 –	Initial Exchange Rate
Final Exchange Rate

With respect to the Indonesian rupiah, the Malaysian ringgit and the South Korean won, one minus a fraction, the numerator of which will be the Final Exchange Rate of such Basket Currency and the denominator of which will be the Initial Exchange Rate of such Basket Currency. With respect to the Indonesian rupiah, the Malaysian ringgit and the South Korean won, the Currency Performance Value is described by the following formula and will be determined by the Calculation Agent on the Valuation Date:

1 –	Final Exchange Rate
Initial Exchange Rate

Initial Exchange Rate	For each Basket Currency, the Exchange Rate of such Basket Currency on the Pricing Date as specified under “––Basket––Initial Exchange Rate” above.

Final Exchange Rate	For each Basket Currency, the Exchange Rate of such Basket Currency on the Valuation Date as determined by the Calculation Agent.

Exchange Rate	Exchange Rate means, on any Currency Business Day:

(i) with respect to the Australian dollar, the rate for conversion of the Australian dollar into U.S. dollars (expressed as the number of

U.S. dollars per unit of the Australian dollar) as determined by reference to the rate displayed on the applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day for such Basket Currency, or (ii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of Exchange Rates for conversion of the Australian dollar into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”), in the underlying market for the Australian dollar taking into consideration the latest available quote for such Exchange Rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest Exchange Rates for conversion of the Australian dollar into U.S. dollars determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the Exchange Rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; and

(ii) with respect to each of the Indonesian rupiah, the Malaysian ringgit and the South Korean won, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the  applicable Reuters Page for such Basket Currency on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the applicable Reuters Page for such day for such Basket Currency, (ii) such day is an Unscheduled Holiday with respect to any such Basket Currency, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reuters Page is manifestly incorrect, the Exchange Rate for such Basket Currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of Exchange Rates for conversion of such Basket Currency into U.S. dollars determined by the Reference Dealers in the underlying market for such Basket Currency taking into consideration the latest available quote for such Exchange Rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest Exchange Rates for conversion of any such Basket Currency determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the Exchange Rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent.

Quotes of Morgan Stanley & Co. LLC (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of any mean described in clauses (i) or (ii) above, but only to the extent that any such bid is the highest of the quotes obtained.

If any Basket Currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such Basket Currency after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Final Exchange Rate of such Basket Currency (or make such adjustment to the Initial Exchange Rate of such Basket Currency) on the Valuation Date, in accordance with legal requirements and market practice.

Unscheduled Holiday
Unscheduled Holiday means, with respect to the Indonesian rupiah, the Malaysian ringgit and the South Korean won, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Currency Business Day
With respect to the Australian dollar, any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

With respect to the Indonesian rupiah, the Malaysian ringgit and the South Korean won, any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in Jakarta, Indonesia with respect to the Indonesian rupiah;

(b) in Kuala Lumpur, Malaysia and Singapore with respect to the Malaysian ringgit; and

(c) in Seoul, Republic of Korea with respect to the South Korean won.

Basket Weighting	For each Basket Currency, 25%.

Reuters Page
The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”), as noted under “—Basket–– Reuters Page” above, or any other display page that may replace that display page on Reuters and any successor service thereto.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co.

Placement Agent	JPMorgan Chase Bank, N.A.

Calculation Agent	Morgan Stanley Capital Services Inc. (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, including with respect to the calculation of the Basket Performance as well as the Currency Performance and Currency Performance Values of each Basket Currency, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rates, the Final Exchange Rates, the Basket Performance and the Payment at Maturity. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the date of acceleration were the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graph sets forth the historical performance of the equally-weighted Basket relative to the U.S. dollar for the period from January 1, 2006 through August 4, 2011 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period.  The graph does not attempt to show your expected return on an investment in the Securities.  You cannot predict the future performance of any of the Basket Currencies or of the Basket as a whole, or whether the strengthening of any of the Basket Currencies relative to the U.S. dollar will be offset by the weakening of other Basket Currencies, based on their historical performance.

Historical Basket Performance January 1, 2006 through August 4, 2011

Historical Information
The following tables set forth the published high, low and end of quarter exchange rates for each of the Basket Currencies for each calendar quarter in the period from January 1, 2006 to August 4, 2011.  The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each Basket Currency for the period from January 1, 2006 to August 4, 2011.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the exchange rates as determined on the applicable Reuters page pursuant to “Exchange Rate” above.  We will not use Bloomberg Financial Markets to determine the applicable exchange rates.  The historical exchange rates of the Basket Currencies set forth below should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Performance will be positive so that you will receive at maturity an amount in excess of the Stated Principal Amount of the Securities.  If the

Basket Performance is less than –6%, you will receive at maturity an amount that is less, and potentially significantly less, than the Stated Principal Amount.

Australian dollar Historical High, Low and Period End Exchange Rates January 1, 2006 through August 4, 2011 (expressed as units of U.S. dollar per Australian dollar)
	High	Low	Period End
2006
First Quarter	0.7582	0.7050	0.7165
Second Quarter	0.7759	0.7158	0.7421
Third Quarter	0.7712	0.7419	0.7461
Fourth Quarter	0.7910	0.7422	0.7885
2007
First Quarter	0.8099	0.7704	0.8086
Second Quarter	0.8494	0.8132	0.8494
Third Quarter	0.8879	0.7912	0.8879
Fourth Quarter	0.9341	0.8573	0.8751
2008
First Quarter	0.9490	0.8614	0.9131
Second Quarter	0.9629	0.9072	0.9586
Third Quarter	0.9794	0.7907	0.7924
Fourth Quarter	0.7874	0.6013	0.7027
2009
First Quarter	0.7233	0.6300	0.6913
Second Quarter	0.8209	0.6966	0.8064
Third Quarter	0.8828	0.7786	0.8828
Fourth Quarter	0.9369	0.8652	0.8977
2010
First Quarter	0.9318	0.8646	0.9172
Second Quarter	0.9351	0.8104	0.8408
Third Quarter	0.9697	0.8393	0.9671
Fourth Quarter	1.0233	0.9588	1.0233
2011
First Quarter	1.0329	0.9803	1.0291
Second Quarter	1.0971	1.0329	1.0722
Third Quarter (through August 4, 2011)	1.1020	1.0464	1.0464

Australian dollar (expressed as units of U.S. dollar per Australian dollar)

Indonesian rupiah Historical High, Low and Period End Exchange Rates January 1, 2006 through August 4, 2011 (expressed as units of Indonesian rupiah per U.S. dollar)
	High	Low	Period End
2006
First Quarter	9,815	9,045	9,070
Second Quarter	9,495	8,703	9,263
Third Quarter	9,295	9,045	9,223
Fourth Quarter	9,228	8,995	8,995
2007
First Quarter	9,255	8,973	9,136
Second Quarter	9,125	8,675	9,045
Third Quarter	9,480	9,000	9,150
Fourth Quarter	9,433	9,053	9,393
2008
First Quarter	9,458	9,060	9,229
Second Quarter	9,355	9,189	9,228
Third Quarter	9,506	9,073	9,506
Fourth Quarter	12,650	9,478	11,120
2009
First Quarter	12,100	10,805	11,700
Second Quarter	11,595	9,930	10,208
Third Quarter	10,293	9,658	9,665
Fourth Quarter	9,665	9,340	9,404
2010
First Quarter	9,428	9,090	9,100
Second Quarter	9,378	9,008	9,074
Third Quarter	9,071	8,908	8,908
Fourth Quarter	9,048	8,890	8,996
2011
First Quarter	9,073	8,708	8,711
Second Quarter	8,696	8,513	8,579
Third Quarter (through August 4, 2011)	8,578	8,464	8,502

Indonesian rupiah (expressed as units of Indonesian rupiah per U.S. dollar)

Malaysian ringgit Historical High, Low and Period End Exchange Rates January 1, 2006 through August 4, 2011 (expressed as units of Malaysian ringgit per U.S. dollar)
	High	Low	Period End
2006
First Quarter	3.7790	3.6831	3.6831
Second Quarter	3.6875	3.5765	3.6745
Third Quarter	3.6950	3.6415	3.6880
Fourth Quarter	3.6955	3.5270	3.5270
2007
First Quarter	3.5215	3.4527	3.4581
Second Quarter	3.4835	3.3870	3.4545
Third Quarter	3.5150	3.4026	3.4090
Fourth Quarter	3.4135	3.3115	3.3115
2008
First Quarter	3.3113	3.1585	3.1934
Second Quarter	3.2761	3.1320	3.2665
Third Quarter	3.4710	3.2186	3.4375
Fourth Quarter	3.6400	3.4363	3.4675
2009
First Quarter	3.7280	3.4660	3.6475
Second Quarter	3.6475	3.4715	3.5191
Third Quarter	3.5975	3.4615	3.4615
Fourth Quarter	3.4790	3.3605	3.4265
2010
First Quarter	3.4440	3.2638	3.2638
Second Quarter	3.3630	3.1825	3.2365
Third Quarter	3.2333	3.0846	3.0874
Fourth Quarter	3.1635	3.0635	3.0635
2011
First Quarter	3.0790	3.0253	3.0265
Second Quarter	3.0640	2.9610	3.0198
Third Quarter (through August 4, 2011)	3.0323	2.9390	2.9794

Malaysian ringgit (expressed as units of Malaysian ringgit per U.S. dollar)

South Korean won Historical High, Low and Period End Exchange Rates January 1, 2006 through August 4, 2011 (expressed as units of South Korean won per U.S. dollar)
	High	Low	Period End
2006
First Quarter	1,007.95	961.60	971.65
Second Quarter	970.80	927.80	948.70
Third Quarter	965.90	942.00	946.25
Fourth Quarter	963.90	913.92	929.70
2007
First Quarter	951.35	926.15	940.80
Second Quarter	937.33	922.45	923.90
Third Quarter	950.50	913.95	915.28
Fourth Quarter	943.65	900.75	935.37
2008
First Quarter	1,029.20	935.75	990.30
Second Quarter	1,049.49	973.75	1,046.05
Third Quarter	1,206.85	1,002.70	1,206.85
Fourth Quarter	1,514.00	1,187.55	1,259.55
2009
First Quarter	1,570.65	1,259.55	1,383.10
Second Quarter	1,379.75	1,233.20	1,273.80
Third Quarter	1,316.50	1,178.05	1,178.05
Fourth Quarter	1,195.90	1,152.93	1,164.00
2010
First Quarter	1,171.88	1,119.95	1,131.30
Second Quarter	1,252.28	1,103.80	1,221.80
Third Quarter	1,228.75	1,140.20	1,140.20
Fourth Quarter	1,159.63	1,107.33	1,126.00
2011
First Quarter	1,135.13	1,096.93	1,110.25
Second Quarter	1,101.45	1,065.23	1,067.65
Third Quarter (through August 4, 2011)	1,066.65	1,049.97	1,061.70

South Korean won (expressed as units of South Korean won per U.S. dollar)

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of one or more Basket Currencies relative to the U.S. dollar on the Pricing Date, and, therefore, increase the values relative to the U.S. dollar that such Basket Currencies must attain on the Valuation Date before you would receive at maturity a payment that exceeds the $1,000 Stated Principal Amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not adversely affect the values of the Basket Currencies relative to the U.S. dollar and, therefore, adversely affect the values of the Basket Currencies relative to the U.S. dollar on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC a fixed sales commission that will not exceed 1.00% for each Security it sells.  In addition, JPMorgan Chase Bank, N.A. will act as placement agent for sales to certain fiduciary accounts at a purchase price to such accounts of          % of the stated principal amount per Security, and the placement agent will forgo any fees with respect to such sales.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

We expect to deliver the Securities against payment therefor in New York, New York on August 19, 2011, which will be the fifth scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the Basket Currencies in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS

& Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.

This discussion applies only to initial investors in the Securities who:

•
purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities, commodities or foreign currencies;

•	investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, we intend to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the treatment described herein.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Character of Gain or Loss.  Because the payment on the Securities is linked to multiple foreign currencies, it is likely that the Securities will be subject to Section 988 of the Code.  In that case, any gain or loss recognized on the Securities generally will be treated as ordinary income or loss.  While a U.S. Holder may elect under Section 988(a)(1)(B) of the Code (the “Section 988 election”) to treat gain or loss on certain forward contracts, futures contracts or option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the Securities.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the Section 988 election.  In addition, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  The IRS could, for instance, seek to treat a Security as a debt instrument.  The risk that buffered securities might be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not provide for the return of principal.

In 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar-denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro equivalent amount”), received an interest component based on market rates in respect of the euro and received the euro equivalent amount at maturity. The terms of the Securities, however, are distinguishable from the facts underlying the revenue ruling in a number of material aspects. Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to the Securities. However, the IRS could assert that the revenue ruling applies to the Securities, and in such case, it is possible that a Security could be recharacterized as a debt instrument denominated in one of the foreign currencies or as multiple debt instruments, each of which is denominated in a foreign currency and subject to Treasury regulations governing foreign currency contingent payment debt instruments. If the IRS were successful in asserting debt treatment, the timing and character of income on the Securities would be significantly affected.

Even if the Securities are not treated as one or more debt instruments, the IRS could assert that the Securities are “foreign currency contracts” as defined in Section 1256(g)(2)(A) of the Code.  If Section 1256 of the Code were to apply to a Security, U.S. Holders would be required (i) to recognize gain or loss on the Security as if it were sold at its fair market value on the last business day of each year it is held, and (ii) if the Section 988 election described above were available and validly made by a U.S. Holder, to recognize any gain or loss in respect of the portion of the Security that is treated as a Section 1256 Contract as 40% short-term capital gain or loss and 60% long-term capital gain or loss.

Other alternative federal income tax treatments of the Securities are also possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the aforementioned notice and ruling.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as one or more debt instruments, any payment made to a Non-U.S. Holder with respect to the Security would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the Securities is unclear, payments made to you with respect to the Securities may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.